Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q4 2019 Results

Declares Quarterly Cash Dividend of $0.20125 Per Share, the 66th Consecutive Increase Since 2003

Announces Promotion of Andy Kush to Chief Operating Officer

BENSALEM, PA, February 11, 2020 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended December 31, 2019 revenue of $447.0 million, net income of $18.9 million, or $0.25 per basic and diluted common share, and cash flow from operations of $13.4 million. Additionally, the Company’s Board of Directors declared a quarterly cash dividend of $0.20125 per common share, the 66th consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “During the quarter, we were focused on managing the base business and effectively deploying our account managers to new opportunities. That focus paid off, as we delivered solid facility-level results and made progress on reassigning account managers to new facilities. While our Q4 payroll costs remained temporarily higher as we continue to have excess management capacity, we expect these costs to decrease in the coming quarters.”

Mr. Wahl continued, “In 2020, we’ll continue to prioritize managing the base business and ensuring that our managers are assigned to exciting, new opportunities. We’ll also maintain a disciplined view on growth and credit-related decisions, as the industry continues to work its way through the latter stages of this challenging cycle. We’re seeing industry fundamentals continue to improve, with the positive impact of the Patient Driven Payment Model and 2.4% Medicare increase, both of which took effect October 1 of last year, along with more favorable occupancy trends.”

Mr. Wahl concluded, “Our longer term growth outlook remains positive, as we believe there is great opportunity for continued expansion. The demand for our services remains strong, with significant white space to drive long-term growth. We remain committed to returning capital to shareholders, as evidenced by our stable and growing dividend, and creating value for all stakeholders.”

Fourth Quarter Results

Revenue for the quarter was $447.0 million, with dining & nutrition and housekeeping & laundry segment revenues of $224.9 million and $222.1 million, respectively. During the quarter, new business additions partially offset a previously reported $15 million revenue decrease from the Q3 facility exits, as the Company maintained discipline in credit-related decisions.

Direct cost of services was reported at $386.7 million, or 86.5%. The temporary cost increase relates to approximately $4.0 million of payroll for account managers who have transitioned out of facilities the Company no longer services, as well as costs related to starting up new business during the quarter. The Company expects this cost impact to decrease as account managers continue to be assigned to new facilities at which they are budgeted and the new business additions operate on budget. Direct cost also included an approximately $2.0 million benefit primarily related to favorable workers’ compensation loss development trends, as the Company continues to successfully execute on its strategy of reducing claim frequency, scope and severity. Overall, the Company’s near-term goal is to manage Direct cost at 86%, excluding the temporary investments in management capacity and any new business start-up inefficiencies that may occur.

Selling, general and administrative (“SG&A”) was reported at $36.8 million, or 8.2%; after adjusting for the $2.4 million change in deferred compensation, actual SG&A was $34.4 million, or 7.7%. During the

Exhibit 99.1
quarter, SG&A was also impacted by approximately $1.5 million of legal and professional fees related to the previously announced SEC matter. The Company expects SG&A to approximate 7.5% in the year ahead, excluding any SEC-related costs, with the ongoing opportunity to garner additional efficiencies.

The Company reported an effective tax rate of 27.0% and 24.1% for the fourth quarter and year, respectively. The Q4 and 2019 tax rates were impacted by a reduction in Worker Opportunity Tax Credit (“WOTC”) program credits, primarily due to the historically low unemployment rate and resulting decrease in WOTC-eligible new hires. The Company expects a 2020 tax rate of 24% to 26%.

Cash flow from operations for the quarter was $13.4 million, inclusive of the $17.7 million decrease in accrued payroll, and $93.6 million for the year. DSO for the quarter was reported at 70 days, consistent with the previous quarter.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.20125 per common share, payable on March 27, 2020 to shareholders of record at the close of business on
February 28, 2020. This represents the 67th consecutive quarterly cash dividend payment, as well as the 66th consecutive increase since the initiation of quarterly cash dividend payments in
2003.

Chief Operating Officer Appointment

The Company also announced Andy Kush, Executive Vice President & Chief Administrative Officer has been promoted to the role of Executive Vice President & Chief Operating Officer, effective immediately. Mr. Kush’s responsibilities will continue to include oversight of the Company’s field-based operations, ensuring the Company best optimizes its talent, expertise and leadership across its customer service delivery-related functions. Prior to his appointment as Chief Administrative Officer, Mr. Kush served as Senior Vice President of Human Resources & Risk Management. Mr. Kush also serves as President of HCSG Insurance Corp.

Mr. Wahl added, “I am delighted to announce Andy’s promotion to Chief Operating Officer. This is a natural progression of Andy’s leadership and will allow him to bring his discipline and results-oriented approach to the field-based operations team. I have tremendous confidence in Andy's ability to drive strategic prioritization and accountability, with a laser-focus on operational excellence.”

Current Expected Credit Loss Adoption

Effective January 1, 2020, the Company implemented the Current Expected Credit Loss (“CECL”) accounting guidance, as required by the Financial Accounting Standards Board. The standard requires a transition from an incurred loss methodology to an expected loss model when evaluating potential credit loss, primarily relating to the Company’s accounts and notes receivable. The implementation of CECL is expected to result in an initial, one-time increase of 70% to 80% to the Company’s allowance for doubtful accounts through a reduction of stockholders' equity.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, February 12, 2020, at 8:30 a.m. Eastern Time to discuss its results for the three months ended December 31, 2019. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the

Exhibit 99.1
Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be presenting at Oppenheimer’s 30th Annual Healthcare Conference at the InterContinental New York Barclay Hotel in New York City on March 17, 2020.

Exhibit 99.1
Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the year ended December 31, 2019; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2018 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$446,960	$494,952	$1,840,778	$2,002,601
Operating costs and expenses:
Cost of services provided	386,723	424,617	1,612,877	1,768,162
Selling, general and administrative	36,833	31,995	150,022	136,603
Income from operations	23,404	38,340	77,879	97,836
Other income (expense) :
Investment and other income, net[1]	2,467	(3,333)	7,217	2,074
Income before income taxes	25,871	35,007	85,096	99,910

Income taxes	6,976	3,455	20,515	16,386

Net income	$18,895	$31,552	$64,581	$83,524

Basic earnings per common share	$0.25	$0.43	$0.87	$1.13

Diluted earnings per common share	$0.25	$0.42	$0.87	$1.12

Cash dividends declared per common share	$0.20125	$0.19625	$0.79750	$0.77750

Basic weighted average number of common shares outstanding	74,404	74,092	74,362	74,002

Diluted weighted average number of common shares outstanding	74,514	74,653	74,590	74,612
1.Includes the net impact of the premiums and costs related to the voluntary benefits program, administered by the Company's wholly-owned captive insurance subsidiary which were reclassified for prior period numbers when the premiums were recorded as revenues with the related costs included as part of cost of services provided.

Exhibit 99.1
HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$27,329	$26,025
Marketable securities, at fair value	90,711	76,362
Accounts and notes receivable, net	340,930	341,838
Other current assets	56,762	63,911
Total current assets	515,732	508,136

Property and equipment, net	28,820	12,900
Notes receivable - long term	46,992	43,043
Goodwill	51,084	51,084
Other intangible assets, net	22,353	26,518
Deferred compensation funding	37,247	29,113
Other assets	20,364	21,809
Total assets	$722,592	$692,603

Accrued insurance claims - current	$23,256	$20,696
Other current liabilities	125,395	142,695
Total current liabilities	148,651	163,391

Accrued insurance claims - long term	64,366	58,904
Deferred compensation liability	37,621	29,528
Lease liability - long-term portion	11,649	—
Stockholders' equity	$460,305	$440,780
Total liabilities and stockholders' equity	$722,592	$692,603